Exhibit 34.1b

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Assurant Inc.:

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with §1122(d)(2)(vi), §1122(d)(4)(xi) and §1122(d)(4)(xii) of Regulation AB Servicing Criteria, that American Security Insurance Company, Standard Guaranty Insurance Company and TrackSure Insurance Agency, Inc. (affiliates of Assurant, Inc., collectively the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the insurance escrow servicing activities it performs with respect to all mortgage backed securities transactions that were registered after January 1, 2006 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Platform”), as of December 31, 2016 and for the year then ended, excluding criteria §1122(d)(1)(i) through §1122(d)(1)(v), §1122(d)(2)(i) through §1122(d)(2)(v), §1122(d)(2)(vii), §1122(d)(3)(i) through §1122(d)(3)(iv), §1122(d)(4)(i) through §1122(d)(4)(x) and §1122(d)(4)(xiii) through §1122(d)(4)(xv), which the Company has determined are not applicable to the activities performed by it with respect to the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected servicing activities related to the Platform, and determining whether the Company performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that American Security Insurance Company, Standard Guaranty Insurance Company, and TrackSure Insurance Agency, Inc. complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2016 for the Platform is fairly stated, in all material respects.

February 15, 2017

PricewaterhouseCoopers LLP, 1075 Peachtree Street, Atlanta, GA 30309-3851

T: (678) 419 1000, www.pwc.com/us